EXHIBIT 99.1

Endo Announces Appointment of Dr. Sharad S. Mansukani to Board of Directors
and Resignation of Mr. Douglas S. Ingram

DUBLIN, November 8, 2017 -- Endo International plc (NASDAQ: ENDP) today announced the appointment of Sharad S. Mansukani, M.D., CPE, CMCE to the Company’s Board of Directors effective immediately. Endo also announced Douglas S. Ingram’s decision to resign as a director from the Company’s Board of Directors effective November 6, 2017 due to his appointment as President and CEO of Sarepta Therapeutics earlier this year.
“I’m pleased to welcome Dr. Mansukani to the Endo Board. We value the unique skill set he brings and look forward to his contributions as we continue to execute against the key priorities that we believe will enable us to achieve our Company’s vision,” said Roger Kimmel, Chairman of the Board of Endo.
“Dr. Mansukani will be an excellent addition to our Board of Directors. He possesses significant board experience and deep healthcare experience which should prove to be of great value to Endo,” said Paul Campanelli, President and Chief Executive Officer of Endo.
Dr. Mansukani stated, "I look forward to working closely with Endo's Board of Directors and leadership team. It is a challenging time for the industry and I’m eager to be a resource as they continue to reshape the organization for success. I am enthusiastic about the future of the Company and the opportunities ahead.”
Dr. Mansukani currently serves as a Senior Advisor to TPG Capital LP and on the Board of Directors of Kindred Healthcare, Inc. He previously served on the Board of Directors of IASIS Healthcare, Surgical Care Affiliates, IMS Health Holdings, Inc. and as Vice Chairman of the Board of Directors of HealthSpring, Inc. as well as a Strategic Advisor to the Board of Directors of Cigna Corporation. Additionally, Dr. Mansukani was a member of Medicare’s Program Advisory and Oversight Committee and served as a Senior Advisor to the Administrator of the Centers for Medicare and Medicaid Services. Dr. Mansukani completed a residency and fellowship in ophthalmology at the University of Pennsylvania School of Medicine and a fellowship in quality management and managed care at the Wharton School of Business.

“I would like to extend my sincere gratitude to Doug Ingram for his important contributions as a Board member over the past 18 months,” added Mr. Campanelli. “It has been an honor working with him during my first year as Endo's CEO. His expertise and industry knowledge have been tremendously valuable to our Board and the senior leadership team during a time of transition. I wish him the best in his role at Sarepta Therapeutics.”
Mr. Ingram stated, "It’s been a pleasure working with Endo and I’m confident in the leadership team and the strategic foundation that has been built. I look forward to continued partnership as a strategic advisor as the Company advances the development of collagenase clostridium histolyticum (CCH) for cellulite and plans for success.”
“On behalf of the entire Board, I would like to express our appreciation to Mr. Ingram for his guidance and highly valued contributions," added Mr. Kimmel.
About Endo International plc
Endo International plc (NASDAQ: ENDP) is a highly focused generics and specialty branded pharmaceutical company delivering quality medicines to patients in need through excellence in development, manufacturing and commercialization. Endo has global headquarters in Dublin, Ireland, and U.S. headquarters in Malvern, PA. Learn more at www.endo.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Canadian securities legislation including, among others, the statements by Messrs. Kimmel, Campanelli and Ingram and Dr. Mansukani. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect Endo’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Although Endo believes that these forward- looking statements and information are based upon reasonable assumptions and expectations, readers should not place undue reliance on them, or any other forward- looking statements or information in this news release. Investors should note that many factors, as more fully described in the documents filed by Endo with securities regulators in the United States and Canada including under the caption “Risk Factors” in Endo’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and with securities regulators in Canada on System for Electronic Document Analysis and Retrieval (“SEDAR”) could affect Endo’s future financial results and could cause Endo’s actual results to differ materially from those expressed in the forward-looking statements contained in this press release. Endo assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities law.

Endo International plc:

Investors/Media:	Media:	Investors:
Stephen Mock	Heather Zoumas-Lubeski	Nina Goworek
(845) 364-4833	(484) 216-6829	(484) 216-6657

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